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Investors	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations and	KMorrisPR
Corporate Communications	(845) 635-9828
Tel: (617) 995-2500	Kathryn@kmorrispr.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Announces Addition of Richard Wallace to its Board of Directors

CAMBRIDGE, MA, November 19, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced the addition of Mr. Richard Wallace to the Company’s Board of Directors. Mr. Wallace has more than thirty years of experience in strategic product development and commercialization gained at leading healthcare companies and is currently a Senior Vice President of Research and Development at GlaxoSmithKline.

“Richard brings to our Board extensive expertise in the strategic development and commercialization of healthcare products, including experience in clinical development, health outcomes research, and the marketing of oncology products. We look forward to his contributions with the advancement of a number of our proprietary and partnered anticancer compounds toward registration trials and the marketplace,” commented Mitchel Sayare, Chairman and CEO.

Over his fifteen-year career at GlaxoSmithKline and its predecessors, Glaxo Wellcome and Glaxo, Mr. Wallace has held positions of increasing responsibility including Vice President, Sales and Marketing for oncology products at Glaxo Wellcome, Vice President, Therapeutic Development and Product Strategy at Glaxo Wellcome, and Vice President, Clinical Development and Product Strategy at GlaxoSmithKline. Before joining Glaxo Canada in 1992, Mr. Wallace held commercialization and/or strategic development-related positions with Unilever, Johnson & Johnson, Bristol-Myers Canada and Helene Curtis Canada.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations — AVE9633 and SAR3419, in development by sanofi-aventis, and trastuzumab-DM1 (T-DM1), in development by Genentech. Additionally, the naked antibody compound, AVE1642, is in development through the Company’s collaboration with sanofi-aventis. Multiple compounds are in research/preclinical development through the ImmunoGen’s collaborations and internal programs.

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